Exhibit 23 - Consent of Independent Accountants



We consent to the incorporation by reference in this annual report (Form 10-K) of Startech Environmental Corporation of our report dated January 28, 1999, included in the 1998 Annual Report to the Shareholders of Startech Environmental Corporation.




West Hartford, Connecticut
January 28, 1999




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